Exhibit 19.2


                              July 9, 1997


To Our Clients Holding Common Stock Of LIVE Entertainment Inc.


               Re: Merger of LIVE Entertainment Inc

Dear Clients:

     LIVE Entertainment Inc., a Delaware corporation (the "Company"), has completed a merger with Film Acquisition Co., upon the terms previously announced in the Proxy Statement dated June 16, 1997 (the "June 16, 1997 Proxy") whereby each share of Series B Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock") will receive the Series B Merger Price ($10.00 per share plus accrued dividends) and each share of Common Stock, par value $0.01 share (the "Common Stock") will receive either (i) the Common Stock Merger Price ($6.00 per share) or (ii) the opportunity to elect Appraisal Rights as set forth in the June 16, 1997 Proxy and the Supplemental Disclosure - Extension of Appraisal Rights, subject to the conditions set forth therein.

     Enclosed for your consideration are the following documents:

     ARTICLE 1.     Waiver or Election of Appraisal Rights.

     ARTICLE 2.     Supplemental Disclosure - Extension of Appraisal Rights.

     ARTICLE 3.     Notice of Merger.

     ARTICLE 4. Letters of Transmittal (for your information only -- for use only by record holders).

     ARTICLE 5.     A return envelope addressed to us.

     These materials are being forwarded to you as the beneficial owner of Common Stock carried by us in your account but not registered in your name. An election to elect or waive Appraisal Rights may only be made by us as the Record Holder and pursuant to your instructions. Therefore, the Company urges holders of Common Stock registered in the name of a broker, dealer commercial bank, trust company or other nominee to contact such institution promptly if they wish to accept or waive Appraisal Rights.

     Accordingly, we request instructions as to whether you wish us to elect or waive Appraisal Rights for any Common Stock held by us for your account in accordance with the terms of the Supplemental Disclosure - Extension of Appraisal Rights and the June 16, 1997 Proxy.

     Your instructions to us should be forwarded to us as promptly as possible (and by August 8, 1997) in order to permit us to elect or waive Appraisal Rights in accordance with the provisions of the Supplemental Disclosure - Extension of Appraisal Rights and the June 16, 1997 Proxy. All holders who elect Appraisal Rights will receive the consideration determined in the Appraisal process in accordance with Delaware law as more fully described in the June 16, 1997 Proxy. This consideration may be greater or lesser than the Common Stock Merger Price promptly after August 8, 1997. If no election is made, you will automatically receive the Common Stock Merger Price, $6.00 per share of Common Stock. If you wish to receive the Common Stock Merger Price prior to August 8, 1997, please indicate on the Waiver or Election of Appraisal Rights form that you wish to waive Appraisal Rights and return such form to us as soon as possible.

     The accompanying Letters of Transmittal are furnished for your information only (unless you are a holder or record and have physical possession of your stock certificates) and may not be used by you to deliver Common Stock held by us for your account.

                WAIVER OR ELECTION OF APPRAISAL RIGHTS

          Please return this Form to us in the enclosed envelope.

     The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Merger of LIVE Entertainment Inc. with Film Acquisition Co. and the Notice of Election of Waiver of Appraisal Rights by holders of Common Stock of the Company.

[ ] Waiver -- Please submit the Letters of Transmittal acting as a waiver of appraisal rights on my behalf for the Common Stock held by you for my account. I have identified below the number of shares of Common Stock for which a waiver is made if I wish to so waive appraisal rights with respect to less than all my Common Stock.

[ ] Election -- Please submit the Notice of Election of Appraisal Rights on my behalf for the Common Stock held by you for my account. I have identified below the number of shares of the Common Stock for which an Election is made if I wish to elect Appraisal Rights with respect to less than all my Common Stock. I understand that by electing Appraisal Rights I will not receive the Common Stock Merger Price on or before August 8, 1997 and will have to complete the Appraisal process as described in the June 16, 1997 Proxy and the Supplemental Disclosure - Extension of Appraisal Rights.

     If your choice above relates to less than all of your Common
Stock, please so indicate as to how many shares the election relates [_________________].



                              ______________________________


                              ______________________________
                                       Signature(s)



                              ______________________________
                                 Please print name(s) here


UNLESS A SPECIFIC CONTRARY INSTRUCTION IS GIVEN IN THE SPACE
PROVIDED, YOUR SIGNATURE(S) HEREON SHALL CONSTITUTE AN INSTRUCTION TO US TO WAIVE YOUR APPRAISAL RIGHTS TO ALL OF YOUR COMMON STOCK.